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                                 EXHIBIT (A)(6)


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                                                                   PRESS RELEASE
                                                           FOR IMMEDIATE RELEASE

                               MORAGA CAPITAL, LLC
                          1640 SCHOOL STREET, SUITE 100
                            MORAGA, CALIFORNIA 94556
                             TELEPHONE: 510-631-9100

                                December 29, 1995

MORAGA CAPITAL, LLC OFFER FOR DE ANZA PROPERTIES - X UNITS EXTENDED TO JANUARY 31, 1996.

         Moraga Capital, LLC (the "Purchaser") has extended the expiration date of its tender offer for Units of limited partnership interest of De Anza Properties - X. The offer was originally set to expire on December 29, 1995. The offer has been extended and will now expire on January 31, 1996, unless it is extended to a later date. The offer is made by Moraga Capital, LLC and is set forth in an Offer to Purchase dated November 29, 1995. The Purchaser has offered to purchase up to 5,665 De Anza Properties - X Units for a purchase price of $450 per Unit.

         As of December 28, 1995, a total of 857 Units had been tendered to the Purchaser by security holders.

         Except as noted above, the terms of the Offer remain as stated in the Offer to Purchase.

December 29, 1995                                            MORAGA CAPITAL, LLC

         For further information, contact Vicki Tacheira at the above telephone number.